Exhibit 99.1

Contact:

CryoCor	The Ruth Group
Gregory J. Tibbitts	Stephanie Carrington / Zack Kubow (investors)
Chief Financial Officer	(646) 536-7017 / 7036
(858) 909-2200	scarrington@theruthgroup.com
gtibbitts@cryocor.com	zkubow@theruthgroup.com

Jason Rando (media)
(646) 536-7025
jrando@theruthgroup.com

For Immediate Release

CryoCor Reports First Quarter 2007 Results and

Provides Clinical Update

San Diego, CA, May 14, 2007 – CryoCor, Inc. (Nasdaq: CRYO), a medical device company focused on the treatment of cardiac arrhythmias, today reported on its financial results for the quarter ended March 31, 2007 and provided an update on its clinical progress.

Clinical Status

CryoCor will present clinical data related to its application for pre-market approval, or PMA, for the treatment of atrial flutter, or AFL, at an Advisory Panel meeting on June 27, 2007. The United States Food and Drug Administration, or FDA, has convened the Advisory Panel meeting to advise the FDA on whether or not the chronic effectiveness data in CryoCor’s pivotal trial for the treatment of AFL provides a reasonable assurance of effectiveness.

CryoCor reported that the chronic effectiveness of the CryoCor Cardiac Cryoablation System, or cryoablation system, was statistically computed to be 81.6% based upon the strict expert core lab analysis completed by an independent electrophysiologist. CryoCor believes the use of an expert core lab to determine the chronic effectiveness is a more rigorous evaluation than has been completed in other clinical trials for the treatment of AFL. There can be no assurance that the Advisory Panel will recommend that the FDA approve CryoCor’s PMA for the treatment of AFL or that the FDA will approve the cryoablation system for the treatment of AFL.

CryoCor reported it needs to enroll seven to 14 more patients to complete enrollment in its atrial fibrillation, or AF, pivotal trial and it expects to complete enrollment in the next several months. CryoCor expects to have enrolled a sufficient number of patients for an evaluable dataset when it has enrolled between 166-173 patients, although the FDA has approved the enrollment of up to 180 patients. CryoCor previously reported that a small number of patients have withdrawn from the pivotal trial for several reasons, including being randomized to drug therapy rather than cryoablation therapy.

Financial Review

Product sales decreased $47,000 to $66,000 for the three months ended March 31, 2007, compared to $113,000 for the three months ended March 31, 2006. The decrease was primarily due to the reduced sales activities in Europe associated with the restructuring and closure of CryoCor’s German sales subsidiary during 2006. Deferred revenue decreased from $78,000 at December 31, 2006 to $69,000 at March 31, 2007 due to increased cash collections and lower product shipments versus previous periods.

Cost of sales decreased $135,000 to $628,000 for the three months ended March 31, 2007, compared to $763,000 for the three months ended March 31, 2006. The decrease during the three months ended March 31, 2007 is primarily related to lower personnel costs of $123,000 as a result of CryoCor’s staff restructuring in early 2006. Cost of sales is high relative to the volume of sales due to the fixed costs associated with manufacturing product. Included in cost of sales for the three months ended March 31, 2007 and 2006 were non-cash share-based compensation of $108,000 and $89,000, respectively.

Research and development expenses increased $57,000 to $1.6 million for the three months ended March 31, 2007, compared to $1.5 million for the three months ended March 31, 2006. The increase was primarily related to the costs associated with CryoCor’s third- party clinical research organization as well as increased non-cash share-based compensation, partially offset by lower clinical trial costs related to lower enrollment in CryoCor’s ongoing AF clinical trial than enrollment in the three months ended March 31, 2006. Included in research and development expenses for the three months ended March 31, 2007 and 2006 were non-cash share-based compensation of $152,000 and $100,000, respectively.

Selling, general and administrative expenses decreased $887,000 to $1.2 million for the three months ended March 31, 2007, compared to $2.1 million for the three months ended March 31, 2006. The decrease was primarily due to lower personnel costs of $535,000 as a result of CryoCor’s staff restructuring in early 2006 as well as lower sales consulting costs of $99,000, lower operating costs associated with closing its foreign sales subsidiary of $99,000, and lower non-cash share-based compensation of $75,000. Included in general and administrative expenses for the three months ended March 31, 2007 and 2006 were non-cash share-based compensation of $191,000 and $266,000, respectively.

The loss from operations for the three months ended March 31, 2007 was $3.4 million, compared to $4.3 million for the same period in 2006. Basic and diluted net loss per share for the three months ended March 31, 2007 and 2006 were $0.31 and $0.40, respectively.

Cash, cash equivalents and short-term investments were $15.9 million as of March 31, 2007 and CryoCor expects to maintain its current net burn rate of approximately $950,000 per month through 2008. During April 2007, CryoCor entered into a securities purchase agreement in connection with a private placement whereby the Company raised approximately $5.5 million in gross proceeds from the issuance of common stock and warrants to purchase common stock. CryoCor expects that its existing cash resources will be used to finance the Company until May 2008 and that additional financing will be needed in order to finance the Company beyond that date.

About CryoCor

CryoCor is a medical technology company that has developed and manufactures a disposable catheter system based on its proprietary cryoablation technology for the minimally invasive treatment of cardiac arrhythmias. The Company’s product, the CryoCor Cardiac Cryoablation System, or cryoablation system, is designed to treat cardiac arrhythmias through the use of cryoenergy, or extreme cold, to destroy targeted cardiac tissue. The cryoablation system has been approved in Europe for the treatment of atrial fibrillation and atrial flutter, the two most common and difficult to treat arrhythmias, since 2002. In the United States, CryoCor is conducting a pivotal trial to evaluate the safety and efficacy of the cryoablation system for the treatment of atrial fibrillation. In addition, the Company conducted a pivotal trial for the treatment of atrial flutter and filed an application for pre-market approval, or PMA, with the United States Food and Drug Administration, or FDA, in 2005. The FDA did not approve the initial PMA filing for the treatment of atrial flutter and CryoCor amended its PMA based upon a different analysis of chronic effectiveness. CryoCor will present this analysis of chronic effectiveness at an FDA Advisory Panel meeting on June 27, 2007. For more information please visit CryoCor’s website at http://www.cryocor.com

Forward Looking Statements

The statements in this press release that are not descriptions of historical facts are forward-looking statements that are subject to risks and uncertainties. These include statements related to the FDA Advisory Panel hearing to review CryoCor’s PMA for atrial flutter, whether the Advisory Panel will recommend that the FDA approve CryoCor’s PMA for the treatment of AFL, whether the FDA will approve CryoCor’s cryoablation system for the treatment of AFL, whether the Advisory Panel and/or the FDA will consider the chronic effectiveness data submitted by CryoCor in connection with its amended PMA for AFL to be sufficient to merit approval of the Company’s cryoablation system for the treatment of AFL, the timing of when CryoCor will complete enrollment in its AF pivotal trial, the Company’s expected cash burn rate and its ability to finance itself, including the period over which the Company expects to be able to finance itself, the Company’s need for and ability to access additional financing, and the other financial guidance included in this press release, all of which are prospective. Such statements are only predictions and reflect CryoCor’s expectations and assumptions as of the date of this press release based on currently available operating, financial, and competitive information. The actual events or results may differ materially from those projected in such forward-looking statements due to a number of factors, including risks involved with CryoCor’s ability to maintain its current cash burn at its current expected rate and otherwise meet its financial guidance, to access additional financing when and to the extent necessary and to obtain regulatory approval in the United States for its cryoablation system for use in treating atrial flutter and atrial fibrillation within its anticipated timeframes, if at all; risks associated with the Company’s ability to complete enrollment in its atrial fibrillation pivotal trial and submit a PMA for atrial fibrillation; risks associated with the Company’s ability to receive approval from the FDA for the use of its cryoablation system to treat atrial flutter; risks associated with the Company’s ability to successfully commercialize its cryoablation system in the United States and elsewhere if its cryoablation system is approved for use in the United States; risks associated with the Company’s dependence on patents and proprietary rights; risks associated with the Company’s protection and enforcement of its patents and proprietary rights; risks associated with the development or availability of competitive products or technologies; and the other risks and uncertainties identified in the Company’s filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. The Company expressly disclaims any intent or obligation to update any of these forward-looking statements.

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CryoCor, Inc.

Condensed Consolidated Balance Sheets

(in thousands except for the number of shares and par values)

	March 31, 2007	December 31, 2006
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$6,740	$3,025
Short-term investments	9,202	15,979
Inventories, net	893	820
Other current assets	493	611

Total current assets	17,328	20,435

Property and equipment, net	547	610
Other assets	297	297

Total assets	$18,172	$21,342

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$281	$212
Accrued liabilities	2,022	2,373
Deferred revenue	69	78
Current portion of long-term debt	6,928	6,857

Total current liabilities	9,300	9,520

Stockholders’ equity:
Preferred stock, $0.001 par value, 5,000,000 shares authorized; zero shares outstanding at March 31, 2007 and December 31, 2006	—	—
Common stock, $0.001 par value, 75,000,000 shares authorized; 11,055,587 and 11,030,366 shares issued and outstanding at March 31, 2007 and December 31, 2006, respectively	11	11
Additional paid-in capital	97,198	96,709
Accumulated comprehensive income	107	114
Accumulated deficit	(88,444)	(85,012)

Total stockholders’ equity	8,872	11,822

Total liabilities and stockholders’ equity	$18,172	$21,342

Consolidated Statements of Operations

(in thousands except per share amounts)

	Three months ended March 31,
	2007	2006
	(Unaudited)
Product sales	$66	$113
Operating expenses:
Cost of sales(1)	628	763
Research and development(1)	1,588	1,531
Selling, general and administrative(1)	1,244	2,131

Total costs and expenses	3,460	4,425

Loss from operations	(3,394)	(4,312)

Interest income	230	311
Interest expense	(268)	(270)

Net loss	(3,432)	(4,271)

Basic and diluted net loss per common share	$(0.31)	$(0.40)

Shares used to compute basic and diluted net loss per common share	11,032	10,661

(1) Includes non-cash share-based compensation expense as follows:

Cost of sales	$108	$89
Research and development	152	100
Selling, general and administrative	191	266

	$451	$455